EXHIBIT 99.1

Press release on the following article:

Contact:	Owen J. Onsum	January 30, 2004
President & CEO
FIRST NORTHERN COMMUNITY BANCORP &
FIRST NORTHERN BANK
P.O. Box 547, Dixon, California
(707) 678-3041

First Northern Community Bancorp Posts Record Earnings in 2003

Fourth Quarter Report

First Northern Community Bancorp (FNRN), holding company for First Northern Bank, today announced record earnings for year-end 2003. Net income as of December 31, 2003 was $6,111,000 up 6.87% from the $5,718,000 reported in 2002. The annual diluted earnings per share of $1.65 was up 9.27%, compared to $1.51 per share earned in 2002. Return on Average Assets was 1.18%, compared to 1.25% at the end of 2002. Annualized Return on Beginning Core Equity was 15.25%, up from 14.79% reported one year ago.

Total assets at December 31, 2003 were $558.7 million, an increase of $63.5 million, or 12.82%, over year-end 2002. Total deposits ended the year at $498.8 million, up $56.6 million or 12.80% from 2002, and net loans increased $24.1 million or 6.79% to $379.1 million.

Owen “John” Onsum, President and Chief Executive Officer stated, “We are pleased to report another record earnings year for the Company. We attribute our success during this period of low interest rates and economic uncertainty to our ability to attract new deposits while maintaining our favorable deposit mix, a continued growth in loans, and an increase in market share. The year was definitely not without its challenges. The agricultural economy continued to suffer from the lack of pricing power and increased expenses, resulting in additional allocations to loan loss reserves to reflect the increased risk associated with this type of lending; a tremendous amount of resources were committed to managing the cross-currents associated with the mortgage refinance phenomenon and interest rate volatility; and just when it was felt the interest rates couldn’t get any lower, the Fed dropped them again, putting an even greater squeeze on our margins.”

Net income for the three months ending December 31, 2003 was $1.4 million, compared to the $1.5 million earned in the same period in 2002. Diluted earnings per share for the quarter was $.37, compared to $.40 per share earned in 2002.

At their regular meeting on January 22, 2003, the Board of Directors of First Northern Community Bancorp declared a 6% stock dividend, payable March 31, 2004 to shareholders of record as of February 27, 2004. All income per share amounts have been adjusted to give retroactive effect to the stock dividend. This dividend represents the 39th consecutive year the Company has paid a stock dividend.

First Northern Bank, an independent community bank headquartered in Solano County since 1910, serves Solano, Yolo and parts of Sacramento, Placer and El Dorado Counties. First Northern currently has 10 branches located in Dixon, Davis, West Sacramento, Fairfield, Vacaville, Winters, Woodland, Suisun City and Sacramento. The Bank has real estate lending offices in Davis, Woodland, Vacaville, Roseville and El Dorado Hills, and has an SBA Loan Office and full service Trust Department in Sacramento. First Northern also offers non-FDIC insured Investment and Brokerage Services at each branch location. The Bank can be found on the Web at www.thatsmybank.com.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. More detailed information about those factors is contained in First Northern’s most recent reports filed with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. [The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in First Northern’s most recent reports on Form 10-K and Form 10-Q, each as it may be amended from time to time.] First Northern disclaims any intent or obligation to update these forward-looking statements.

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